UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 27, 2016

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On October 27, 2016 Virtus Investment Partners, Inc. (the “Company”) entered into an agreement (the “Stock Purchase Agreement”) to repurchase 1,727,746 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) at a price of $ 93.50 per share, or an aggregate price of approximately $ 161.5 million, (the “Repurchase”) from Bank of Montreal Holdings Inc. (“BMO”). The Repurchase was completed on October 27, 2016. The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the Repurchase Catherine M. Roche, who served on the Board of Directors of the Company as BMO’s Investor Designate, resigned from the Board of Directors effective immediately.

Item 8.01	Other Events.

On October 27, 2016 the Company issued a press release announcing the entry into the Stock Purchase Agreement the transactions contemplated therein, and the increase of the Company’s existing share repurchase program to accommodate the transaction and to add an additional 200,000 shares of Common Stock. A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.

The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1    Stock Purchase Agreement, dated October 27, 2016

99.1    Press release of Virtus Investment Partners, Inc., dated October 27, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: October 27, 2016	By:	/s/ Michael A. Angerthal
	Name:	Michael A. Angerthal
	Title:	Chief Financial Officer